UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 14, 2006

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COVENANT TRANSPORT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-24960	88-0320154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Birmingham Hwy., Chattanooga, TN	37419
(Address of principal executive offices)	(Zip Code)

(423) 821-1212
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Stock Purchase Agreement

On Thursday, September 14, 2006, Covenant Transport, Inc., a Nevada corporation (the "Company"), executed and closed a Stock Purchase Agreement whereby the Company acquired 100% of the outstanding capital stock of Star Transportation, Inc., a Tennessee corporation ("Star") from Beth D. Franklin, David D. Dortch, Rose D. Shipp, David W. Dortch, and James F. Brower, Jr. (the "Stockholders").

Beth D. Franklin, Star's Chief Executive Officer, has agreed to consult with the Company on transition issues for one year and all Stockholders have agreed not to compete with the Company or Star.

The aggregate purchase price for the Star stock was approximately $40 million in cash. The Company funded the purchase price for the stock from available borrowing under its revolving line of credit. In addition, Star had an estimated $42 million in existing debt that became part of Covenant's consolidated obligations as a result of the transaction. The Company will account for Star's operating results on a consolidated basis going forward.

Company's Credit Facility

On September 14, 2006, in connection with the Stock Purchase Agreement, the Company entered into Amendment No. 3 and Limited Waiver to Amended and Restated Credit Agreement dated August 11, 2006, with Bank of America, N.A., (the "Lender") amending the Company's revolving credit facility (the "Amendment") (as amended, the "Credit Agreement"). Under the Amendment, the Lender consented to the execution and consummation of the Stock Purchase Agreement and made certain amendments to the Credit Agreement to allow for the consummation of the Stock Purchase Agreement, including a change in the tangible net worth requirement. In connection with the Amendment and consummation of the Stock Purchase Agreement, the Company agreed to pledge the stock of Star as collateral for the Company's obligations arising under the Credit Agreement and Star became a guarantor under the Credit Agreement.

Star's Credit Facilities

In connection with the Stock Purchase Agreement, Star entered into a Thirteenth Amendment to Loan Agreement amending the Loan Agreement dated as of March 1, 2000 between Star and the Lender. As a condition to the Lender authorizing the consummation of the Stock Purchase Agreement, the Company and certain of its subsidiaries have guaranteed the obligations of Star under that certain Loan Agreement dated March 1, 2000, as amended by certain amendments First through Thirteenth, by and between Star and the Lender.

In connection with the Stock Purchase Agreement, Star also entered into Amendment No. 1 to Amended and Restated Loan Agreement, by and between AmSouth Bank, an Alabama state chartered bank ("AmSouth") and Star. As a condition to AmSouth authorizing the consummation of the Stock Purchase Agreement, the Company and certain of its subsidiaries have guaranteed the obligations of Star under that certain Amended and Restated Loan Agreement dated March 1, 2006, as amended by Amendment No. 1 to Amended and Restated Loan Agreement, by and between AmSouth and Star.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 concerning the closing of the transactions contemplated by the Stock Purchase Agreement is incorporated by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The financial statements required by Rule 3-05 of Regulation S-X have not been completed as of the date of this report. The Company is in the process of having such financial statements prepared and will file an amendment to this Current Report on Form 8-K as soon as practicable.

(b) Pro forma financial information

The pro forma financial information required pursuant to Article 11 of Regulation S-X has not been completed as of the date of this report. The Company is in the process of having such pro forma financial information prepared and will file an amendment to this Current Report on Form 8-K as soon as practicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENANT TRANSPORT, INC.

Date: September 20, 2006	By:	/s/ Joey B. Hogan
Joey B. Hogan Executive Vice President and Chief Financial Officer